Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
April 26, 2017	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(281) 719-4610
NYSE: HUN		Ivan Marcuse
(281) 719-4637

Huntsman Announces First Quarter 2017 Results;

Raises 2017 Free Cash Flow Target to Over $450 Million

First Quarter 2017 Highlights

•                 Net income was $92 million compared to $62 million in the prior year period and $137 million in the prior quarter.

•                 Adjusted EBITDA was $329 million compared to $274 million in the prior year period and $256 million in the prior quarter.

•                 Diluted income per share was $0.31 compared to $0.24 in the prior year period and $0.53 in the prior quarter.

•                 Adjusted diluted income per share was $0.57 compared to $0.37 in the prior year period and $0.30 in the prior quarter.

•                 Net cash provided by operating activities was $93 million. Free cash flow generation was $82 million.

•                 On April 25, 2017, we made a $100 million early repayment of debt.

•                 We are committed to an IPO or spin of our Pigments business in the summer of 2017.

	Three months ended
	March 31,		December 31,
In millions, except per share amounts	2017	2016	2016

Revenues	$2,469	$2,355	$2,395

Net income	$92	$62	$137
Adjusted net income(1)	$139	$88	$72

Diluted income per share	$0.31	$0.24	$0.53
Adjusted diluted income per share(1)	$0.57	$0.37	$0.30

Adjusted EBITDA(1)	$329	$274	$256
Pro forma adjusted EBITDA(2)	$329	$267	$250

Net cash provided by operating activities	$93	$88	$240
Free cash flow(3)	$82	$(13)	$117

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported first quarter 2017 results with revenues of $2,469 million, net income of $92 million and adjusted EBITDA of $329 million.

Peter R. Huntsman, our President and CEO, commented:

“Within the first quarter we saw positive business trends develop such that earnings for all our divisions exceeded early quarter expectations.  Additionally, it is noteworthy that our combined non-pigment businesses experienced year-over-year EBITDA growth. Net income was $92 million and adjusted EBITDA improved by $62 million to $329 million compared to the prior year after taking into consideration the fourth quarter 2016 sale of our European surfactants business.  Our cash flow provided from operating activities was $93 million.  Strong earnings fueled free cash flow delivery of $82 million which includes $54 million of insurance proceeds, an improvement of $95 million compared to the prior year first quarter.  We continue to strengthen our balance sheet and on April 25, 2017 we voluntarily repaid $100 million of debt. In total, we have repaid approximately $670 million over the last year.  As a result of the strong first quarter earnings and our improving outlook for the remainder of the year, we now expect to generate more than $450 million of free cash flow in 2017.”

“We continue our efforts to separate our Pigments and Additives division (known as Venator) and are targeting an IPO or spin during this upcoming summer.”

Segment Analysis for 1Q17 Compared to 1Q16

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended March 31, 2017 compared to the same period of 2016 was primarily due to higher average selling prices. MDI average selling prices increased in response to higher raw material costs and continued strong market conditions. MTBE average selling prices increased primarily as a result of higher pricing for high octane gasoline.  MDI and  MTBE volumes were flat compared to the same period of 2016.  The increase in segment adjusted EBITDA was primarily due to higher MDI margins, partially offset by lower MTBE margins.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended March 31, 2017 compared to the same period of 2016 was due to lower sales volumes because of the sale of the European surfactants business to Innospec Inc. on December 30, 2016, partially offset by higher sales volumes in largely all of our businesses as well as higher average selling prices. On a Pro-forma basis, volumes increased 10%.  The decrease in segment adjusted EBITDA was primarily due to the sale of the European surfactants business and lower margins in our amines and maleic anhydride businesses, partially offset by higher sales volumes and lower fixed costs.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended March 31, 2017 compared to the same period of 2016 was primarily due to lower sales volumes. Sales volumes decreased primarily due to our withdrawal from certain low margin business in the coatings and construction markets and competitive pressures in the wind market, partially offset by growth in certain higher value businesses.  The decrease in segment adjusted EBITDA was due to lower sales volumes, higher raw material costs, and adverse fixed costs associated with optimizing our inventory to lower levels.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended March 31, 2017 compared to the same period of 2016 was due to higher sales volumes, partially offset by lower average selling prices. Sales volumes increased in both textile chemicals and dyes, particularly in our Asia, Europe and South America regions. Average selling prices decreased primarily in response to lower raw material costs and product mix. The increase in segment adjusted EBITDA was primarily due to higher volumes and lower fixed costs.

Pigments and Additives

In the Pigments and Additives division revenues were essentially unchanged for the three months ended March 31, 2017 compared to the same period of 2016 as higher average local currency selling prices were offset by lower sales volumes from the fire at our Pori, Finland titanium dioxide facility.  Average selling prices increased primarily due to improved business conditions for titanium dioxide.  Sales volumes increased within our complementary performance additives business.  The increase in adjusted EBITDA was primarily due to higher average selling prices for titanium dioxide and lower costs resulting from restructuring savings, partially offset by approximately $15 million in lower EBITDA resulting from the fire at our Pori, Finland titanium dioxide facility.

Corporate, LIFO and other

Adjusted EBITDA for Corporate, LIFO and Other decreased by $1 million to a loss of $43 million for the three months ended March 31, 2017 compared to a loss of $42 million for the same period in 2016.  The slight decrease in adjusted EBITDA was primarily a result of a decrease in LIFO inventory valuation income, partially offset by an increase in income from benzene sales.

Separation Update

We intend to pursue a possible initial public offering of Venator. This is our preferred route to separate Venator as it is intended to provide significantly more value for Huntsman Shareholders by allowing for greater deleveraging of Huntsman. We plan on leaving our Form 10 on file for a potential spin in the event that the IPO market conditions become unfavorable. Either way, we are working toward an initial public offering or spin during the upcoming summer months of 2017.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2017, we had $1,292 million of combined cash and unused borrowing capacity compared to $1,208 million as of December 31, 2016.

During the three months ended March 31, 2017 we spent $74 million on capital expenditures compared to $99 million in 2016. We expect to spend approximately $380 million on capital expenditures in 2017 net of capital reimbursements.  On April 21, 2017 we amended our AR securitization facilities, which among other things extended our maturities from 2018 to 2020.  On April 25, 2017, we made a $100 million early repayment of debt on our term loan B due 2019.

Income Taxes

During the three months ended March 31, 2017, we recorded an income tax expense of $23 million.  During the same period, we paid $8 million in cash for income taxes.

In the first quarter 2017, our adjusted effective tax rate was 19%. We expect our long term adjusted effective tax rate will be approximately 30%. We expect our 2017 adjusted effective tax rate to be approximately 25 — 30%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2017 financial results on Wednesday, April 26, 2017 at 9:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 679 - 8033
International participants	(617) 213 - 4846
Passcode	549 608 51#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PYK3Y9X8X.

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning April 26, 2017 and ending May 3, 2017.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	29385180

Upcoming Conferences

During the second quarter a member of management is expected to present at the Wells Fargo Chemical Conference on May 9, 2017, the Goldman Sachs Basic Materials Conference on May 16, 2017 and Vertical Research Partners Materials Conference June 14-15, 2017.  A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 — Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2017	2016

Revenues	$2,469	$2,355
Cost of goods sold	2,003	1,939
Gross profit	466	416
Operating expenses	259	265
Restructuring, impairment and plant closing costs	36	13
Business separation expenses	9	—
Operating income	162	138
Interest expense	(48)	(50)
Equity in income of investment in unconsolidated affiliates	—	1
Other income	2	1
Income before income taxes	116	90
Income tax expense	(23)	(27)
Income from continuing operations	93	63
Loss from discontinued operations, net of tax(3)	(1)	(1)
Net income	92	62
Net income attributable to noncontrolling interests, net of tax	(16)	(6)
Net income attributable to Huntsman Corporation	$76	$56

Adjusted EBITDA(1)	$329	$274
Adjusted net income(1)	$139	$88

Basic income per share	$0.32	$0.24
Diluted income per share	$0.31	$0.24
Adjusted diluted income per share(1)	$0.57	$0.37

Common share information:
Basic shares outstanding	237	236
Diluted shares	243	238
Diluted shares for adjusted diluted income per share	243	238

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions	2017	2016	(Worse)

Segment Revenues:
Polyurethanes	$953	$836	14%
Performance Products	533	536	(1)%
Performance Products, pro forma(2)	533	475	12%
Advanced Materials	259	266	(3)%
Textile Effects	188	185	2%
Pigments & Additives	537	540	(1)%
Corporate and eliminations	(1)	(8)	n/m

Total	$2,469	$2,355	5%
Total, pro forma(2)	$2,469	$2,294	8%

Segment Adjusted EBITDA(1):
Polyurethanes	$144	$131	10%
Performance Products	84	92	(9)%
Performance Products, pro forma(2)	84	85	(1)%
Advanced Materials	54	60	(10)%
Textile Effects	21	18	17%
Pigments & Additives	69	15	360%
Corporate, LIFO and other	(43)	(42)	(2)%

Total	$329	$274	20%
Total, pro forma(2)	$329	$267	23%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	March 31, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	12%	(2)%	3%	1%	14%
Performance Products	3%	0%	2%	(6)%	(1)%
Performance Products, adj	(2)%	0%	4%	10%	12	% (c)
Advanced Materials	1%	(1)%	0%	(3)%	(3)%
Textile Effects	(5)%	(1)%	(2)%	10%	2%
Pigments & Additives	9%	(2)%	(2)%	(6)%	(1)%
Pigments & Additives, adj	10%	(2)%	(1)%	(3)%	4	% (d)
Total Company	8%	(2)%	2%	(3)%	5%
Total Company, adj	7%	(2)%	2%	2%	9	% (c)(d)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Pro forma adjusted to exclude the sale of the European differentiated surfactants on December 30, 2016.

(d) Pro forma adjusted to exclude the impact from the fire at our Pori. Finland facility

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016

Net income	$92	$62			$92	$62	$0.38	$0.26
Net income attributable to noncontrolling interests	(16)	(6)			(16)	(6)	(0.07)	(0.03)

Net income attributable to Huntsman Corporation	76	56			76	56	0.31	0.24
Interest expense	48	50
Income tax expense from continuing operations	23	27	(23)	(27)
Income tax benefit from discontinued operations(4)	(1)	(1)
Depreciation and amortization	106	100
Acquisition and integration expenses	3	9	—	(3)	3	6	0.01	0.03
Loss from discontinued operations, net of tax(4)	2	2	N/A	N/A	1	1	—	—
Extraordinary gain on the acquisition of a business, net of tax	—	1	N/A	N/A	—	1	—	—
Certain legal settlements and related expenses	—	1	—	—	—	1	—	—
Net plant incident costs	5	—	(1)	—	4	—	0.02	—
Business separation costs	9	—	(2)	—	7	—	0.03	—
Amortization of pension and postretirement actuarial losses	22	16	(4)	(3)	18	13	0.07	0.05
Restructuring, impairment and plant closing costs	36	13	(6)	(3)	30	10	0.12	0.04

Adjusted(1)	$329	$274	$(36)	$(36)	$139	$88	$0.57	$0.37
Pro forma adjustments(2)	—	$(7)
Pro forma adjusted EBITDA(1)	$329	$267

Adjusted income tax expense(1)					$36	$36
Net income attributable to noncontrolling interests, net of tax					16	6

Adjusted pre-tax income(1)					$191	$130

Adjusted effective tax rate					19%	28%

		Income Tax		Diluted Income
	EBITDA	(Expense) Benefit	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	December 31,	December 31,	December 31,	December 31,
In millions, except per share amounts	2016	2016	2016	2016

Net income	$137		$137	$0.57
Net income attributable to noncontrolling interests	(9)		(9)	(0.04)

Net income attributable to Huntsman Corporation	128		128	0.53
Interest expense	50
Income tax benefit from continuing operations	29	(29)
Income tax benefit from discontinued operations(4)	(1)
Depreciation and amortization	110
Acquisition and integration expenses	2	—	2	0.01
Loss from discontinued operations, net of tax(4)	2	N/A	1	—
Gain on disposition of businesses/assets	(97)	14	(83)	(0.34)
Certain legal settlements and related expenses	2	(1)	1	—
Net plant incident costs	3	(1)	2	0.01
Business separation costs	18	(5)	13	0.05
Amortization of pension and postretirement actuarial losses	16	(2)	14	0.06
Restructuring, impairment and plant closing credits	(6)	—	(6)	(0.02)

Adjusted(1)	$256	$(24)	$72	$0.30
Pro forma adjustments(2)	(6)
Pro forma adjusted EBITDA(1)	$250

Adjusted income tax expense(1)			$24
Net income attributable to noncontrolling interests, net of tax			9

Adjusted pre-tax income(1)			$105

Adjusted effective tax rate			23%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	March 31,	December 31,
In millions	2017	2016

Cash	$469	$425
Accounts and notes receivable, net	1,508	1,435
Inventories	1,486	1,344
Other current assets	372	351
Property, plant and equipment, net	4,186	4,212
Other assets	1,467	1,422

Total assets	$9,488	$9,189

Accounts payable	$1,162	$1,102
Other current liabilities	632	616
Current portion of debt	61	60
Long-term debt	4,161	4,135
Other liabilities	1,823	1,809
Total equity	1,649	1,467

Total liabilities and equity	$9,488	$9,189

Table 6 — Outstanding Debt

	March 31,	December 31,
In millions	2017	2016

Debt:
Senior credit facilities	$1,965	$1,967
Accounts receivable programs	213	208
Senior notes	1,841	1,812
Variable interest entities	125	128
Other debt	78	80

Total debt - excluding affiliates	4,222	4,195

Total cash	469	425

Net debt- excluding affiliates	$3,753	$3,770

Table 7 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions	2017	2016

Total cash at beginning of period(a)	$425	$269

Net cash provided by operating activities	93	88
Net cash used in investing activities	(24)	(101)
Net cash used in financing activities	(31)	(38)
Effect of exchange rate changes on cash	5	2
Change in restricted cash	1	(2)

Total cash at end of period(a)	$469	$218

Supplemental cash flow information:
Cash paid for interest	$(36)	$(35)
Cash paid for income taxes	(8)	(5)
Cash paid for capital expenditures	(74)	(99)
Depreciation and amortization	106	100

Changes in primary working capital:
Accounts and notes receivable	$(57)	$(105)
Inventories	(110)	22
Accounts payable	77	(31)

Total cash used in primary working capital	$(90)	$(114)

	Three months ended
	March 31,
	2017	2016
Free cash flow(3):
Net cash provided by operating activities	$93	$88
Capital expenditures	(74)	(99)
All other investing activities excluding acquisition and disposition activities(b)	50	(2)
Non recurring separation costs(c)	13

Total free cash flow	$82	$(13)

Adjusted EBITDA	$329	$274
Capital expenditures	(74)	(99)
Capital reimbursements	55
Interest	(36)	(35)
Income taxes	(8)	(5)
Primary working capital change	(90)	(114)
Restructuring	(19)	(20)
Pensions	(24)	(22)
Maintenance & other	(51)	8

Total free cash flow(3)	$82	$(13)

(a)	Includes restricted cash.
(b)	Represents “Acquisition of business, net of cash acquired”, “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.
(c)	Represents payments associated with one-time costs of the proposed separation of our Pigments & Additives business.

Footnotes

(1)   We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interest, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) acquisition and integration expenses, purchase accounting adjustments; (f) EBITDA from discontinued operations; (g) loss (gain) on disposition of businesses/assets; (h) loss on early extinguishment of debt; (i) certain legal settlements and related expenses; (j) net plant incident costs (credits), net; (k) business separation costs; (l) amortization of pension and postretirement actuarial losses (gains) and; (m) restructuring, impairment and plant closing costs (credits).  The reconciliation of adjusted EBITDA to net income (loss) is set forth in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) acquisition and integration expenses, purchase accounting adjustments; (c) impact of certain foreign tax credit elections; (d) loss (income) from discontinued operations; (e) discount amortization on settlement financing associated with the terminated merger; (f) loss (gain) on disposition of businesses/assets; (g) loss on early extinguishment of debt; (h) certain legal settlements and related expenses; (i) net plant incident costs (credits), net; (j) business separation costs; (k) amortization of pension and postretirement actuarial losses (gains); and (l) restructuring, impairment and plant closing costs (credits). The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) is set forth in Table 4 above.

(2)   Pro forma adjusted to exclude the sale of our European differentiated surfactants business to Innospec on December 30, 2016 as if it had occurred at the beginning of the relevant period.

(3)   Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(4)   During the first quarter 2010 we closed our Australian styrenics operations; results from associated business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2016 revenues of approximately $10 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions including the Pigments and Additives division that we intend to IPO or spin-off as Venator Materials Corporation. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Cautionary Statement

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting, the IPO or spin-off of Venator Materials Corporation, the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.